EXHIBIT 4.4




                                 ATLAS AIR, INC.



                          EMPLOYEE STOCK PURCHASE PLAN



                           (Including First Amendment)


1.      Purposes of the Plan

        The Atlas Air, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a suitable means by which eligible employees of At1as Air, Inc. (the "Company") and participating subsidiaries may accumulate, through voluntary, systematic payroll deductions, amounts regularly credited for their account to be applied to the purchase of shares of the common stock, par value $0.01, of the Company (the "Common Stock") pursuant to the exercise of options granted from time to time hereunder. The Plan provides employees with opportunities to acquire proprietary interests in the Company, and will also provide them with additional incentives to continue their employment and promote the best interests of the Company. Options granted under the Plan are intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "subsidiary" as used in the Plan shall mean a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code. For purposes of the Plan, masculine terminology shall also be construed to include the feminine.

2.      Shares of Stock Subject to the Plan

        Subject to the provisions of Section 12, the maximum number of shares of Common Stock which may be issued on the exercise of options granted under the Plan is 1,500,000 shares of the Company's Common Stock. Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued Common Stock or Common Stock reacquired by the Company, or both.

3.      Administration

        The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which shall be composed of not less than two members of the Board of Directors of the Company, all of whom shall be ineligible to participate in this Plan and shall otherwise qualify as disinterested persons for purposes of Rule l6b-3(c)(2)(i) promulgated by the Securities and Exchange Commission. Subject to the provisions of the Plan, the Committee shall have full discretion and the exclusive power (i) to determine the terms and conditions under which shares shall be offered and corresponding options shall be granted under the Plan for any Purchase Period (as defined in Section 6) consistent with the provisions of the Plan, and (ii) to resolve all questions relating to the administration of the Plan.

        The interpretation and application by the Committee of any provision of the Plan shall be final and conclusive on all employees and other persons having, or claiming to have, an interest under the Plan. The Committee may in its discretion establish such rules and guidelines relating to the Plan as it may deem desirable.
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        The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Committee shall keep minutes of its actions under the Plan.

        No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any options granted hereunder.

4.      Eligibility to Participate

        The persons eligible to participate in this Plan shall be all employees (including officers) of the Company who have completed at least 1 year of employment with the Company and its subsidiaries, but excluding employees whose customary employment is for not more than five months in any calendar year or 20 hours or less per week. The Board of Directors of the Company may designate any subsidiary of the Company as a participating subsidiary for purposes of the Plan in which event employees of such subsidiary meeting the foregoing requirements shall also be eligible persons for the applicable Purchase Period(s). An employee who is eligible to participate in this Plan pursuant to the foregoing sentence is hereinafter referred to as an "Employee."

        On or before the beginning of each Purchase Period, the Company will furnish to each Employee a notice (hereinafter called a "Notice of Shares Offered") stating the maximum number of shares which such Employee shall be eligible to purchase for such Purchase Period in accordance with the provisions of clause (ii) in the first paragraph of Section 5.

        Nothing contained in the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries to terminate his employment at any time.

5.      Participation in the Plan

        An Employee may participate in the Plan only as of the beginning of a Purchase Period. If an individual becomes eligible to participate in the Plan after the commencement of a Purchase Period, he may not participate in the Plan until the beginning of the next Purchase Period. A copy of the Plan will be furnished to each Employee prior to the beginning of the first Purchase Period during which he may participate in the Plan. To participate in the Plan an Employee must deliver (or cause to be delivered) to the Company, prior to the commencement of the first Purchase Period during which he wishes to participate in the Plan, a contingent subscription for Common Stock and authorization for payroll deductions to effect the purchase of Common Stock (hereinafter called a "Participation Election"). In his Participation Election an Employee must:

            (i) authorize payroll deductions within the limits prescribed in Sections 8 and 9 and specify the percentage to be deducted regularly from his Compensation (as defined in Section 8);

            (ii) elect and authorize the purchase by him for each Purchase Period of a number of shares of Common Stock on the Exercise Date (as defined in Section 7) with respect to the applicable Purchase Period which shall not exceed the number of shares which may be purchased at a price equal to 85% of the Fair Market Value (determined in accordance with Section 7) of the Common Stock on the first day of such Purchase Period with the anticipated aggregate amount of payroll deductions authorized for the Purchase Period (based on the participant's Compensation in effect on the first day of the Purchase Period);
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            (iii)  furnish the exact name or names and address or addresses in which stock certificates for Common Stock purchased by him under the Plan are to be issued; and

            (iv) agree to notify the Company if he should dispose of Common Stock purchased through the Plan within two years of the commencement of the Purchase Period in which he purchased such Common Stock.

        Stock certificates for shares of Common Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his name and the name of another person who is a member of his family, with right of survivorship; for this purpose the "family" of an Employee shall include only his spouse, his ancestors and lineal descendants and his brothers and sisters.

        An Employee need not, and may not, make any down payment in order to participate in the Plan.

        Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation as provided in Section 15 during any Purchase Period at any time prior to the Exercise Date for such Purchase Period.

        The Committee may establish a maximum number of shares of Common Stock which any Employee may purchase under the Plan for a Purchase Period, which amount need not be the same for each Purchase Period.

6.      Purchase Periods; Grant of Options

        Each Purchase Period under the Plan shall commence on the first day of a calendar quarter (or, for the first Purchase Period, such date established by the Committee following the effective date specified in Section 20) and end on the last day of such calendar quarter, and shall include all pay periods ending within it. For this purpose, calendar quarters begin on January 1, April 1, July 1 and October 1. During each Purchase Period participating Employees shall accumulate credits to a bookkeeping account maintained by the Company (hereinafter referred to as a "Stock Purchase Account") through payroll deductions to be made at the close of each pay- period for the purchase of shares of Common Stock under the Plan. For each Purchase Period the Company shall grant options to participating Employees with respect to the number of shares of Common Stock (subject to the provisions of Sections 2, 5, 11 and 12) which shall be purchasable through the application of amounts credited to each such Employee's Stock Purchase Account at the purchase price per share determined on the Exercise Date for the Purchase Period (such number of shares to be subject to reduction in the event of a pro rata apportionment provided for in Section 17).

7.      Exercise Dates and Purchase Prices

        The last business day of each Purchase Period shall constitute the "Exercise Date" for such Purchase Period. Subject to the Provisions of Section 12, the purchase price per share of Common Stock to be purchased on an Exercise Date pursuant to the exercise or options granted for the Purchase Period, through the application of amounts credited during such Purchase Period to the Stock Purchase Accounts of participating Employees, shall be the lesser of:

               (A) an amount equal to 85% of the Fair Market Value of the Common Stock at the time such option is granted (i.e., the first day of the Purchase Period), or

               (B) an amount equal to 85% of the Fair Market Value of the Common Stock at the time such option is exercised (i.e., the Exercise Date).
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For purposes of the Plan, the Fair Market Value of a share of the Common Stock on any date shall be (1) if the Common Stock is traded on an established securities market, the mean between the high and low prices of such Common Stock for such date, and (2) if the Common Stock is not so traded, an amount determined by the Committee in good faith and based upon such factors as it deems relevant to such determination.

8.      Payroll Deductions - Authorization and Amount

        Employees shall authorize in their Participation Elections from 1% to 15% (in whole percentage increments) of their Compensation to which such election relates (subject to the limitations of Section 9). For purposes of the Plan, the "Compensation" of an Employee for any Purchase Period shall mean the gross amount of his base pay on the basis of his regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, exclusive of overtime, bonuses, shift premiums or other compensation.

        By delivering to the Company at least seven days prior to the commencement of the next Purchase Period a revised Participation Election, a participating Employee may change the amount to be deducted from his Compensation during the next Purchase Period and any subsequent Purchase Period subject to the limitations of this Section 8 and Section 9.

        A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan, subject to the provisions of Sections 11 and 14, unless his election to purchase Common Stock shall have been terminated pursuant to the provisions of Section 13, the amount of the deduction is changed as provided in this Section 8 or the Employee withdraws or is considered to have withdrawn from the Plan under Section 15 or 16.

        All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.

9.      Limitations on the Granting of Options

        Anything in the Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his rights to purchase Common Stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations (if any) to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 9:

            (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

            (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and

            (iii) a right to purchase stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

        No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns (within the meaning of
Section 423(b)(3) of the Code) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the respective meanings set forth in Section 424 of the Code.
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10.     Stock Purchase Accounts

        The amounts deducted from the Compensation of each participating Employee shall be credited to his individual Stock Purchase Account. Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

        Following the close of each Purchase Period the Company will furnish to each participating Employee a statement of his individual Stock Purchase Account. This statement shall show (i) the total amount of payroll deductions for the Purchase Period just closed, (ii) the number of full shares (and the purchase price per share) of Common Stock purchased pursuant to the provisions of Section 11 by the participating Employee for the Purchase Period, and (iii) any remaining balance of his payroll deductions which is to be refunded to the Employee following the close of the Purchase Period (or carried forward to the next Purchase Period in the case of amounts representing fractional shares).

11.     Issuance and Purchase of Common Stock

        Shares of Common Stock may be purchased by participating Employees only on the Exercise Date for each Purchase Period; and the options which the Company grants to participating Employees to purchase Common Stock for a Purchase Period may be exercised only on the Exercise Date, and their elections to purchase Common Stock pursuant to the exercise of such options shall not become irrevocable until the close of business on the day prior to the Exercise Date. No fractional shares of Common Stock may be purchased hereunder. The purchase price per share shall be determined as set forth in Section 7.

        A participating Employee who purchases Common Stock pursuant to the exercise of options granted under the Plan shall purchase as many full shares as shall be provided in his Participation Election, subject to the limitations set forth in Sections 8, 9, 12 and 17; provided that in no event may shares be purchased other than by application of the balance in his Stock Purchase Account on the Exercise Date and that in no event may a participating Employee purchase a greater number of shares than would be purchasable at the purchase price determined in accordance with Section 7 through the application of the balance in his Stock Purchase Account on the Exercise Date for the Purchase Period to which the option relates. Any balance remaining in such a participating Employee's Stock Purchase Account following an Exercise Date shall be refunded to the Employee as soon as practicable thereafter; provided, however, that a participating Employee may elect to carry over any such balance representing a fractional share to the next succeeding Purchase Period.

        Certificates for Common Stock so purchased shall be delivered to the Employee as soon as practicable.

        All rights as an owner of shares of Common Stock purchased under the Plan shall accrue to the participating Employee who purchased the shares effective as of the Exercise Date on which amounts credited to his Stock Purchase Account were applied to the purchase of the shares; and such Employee shall not have any rights as a stockholder prior to such Exercise Date by reason of his having elected to purchase such shares.

12.     Issuance and Purchase of Common Stock

        If the Company is a party to any merger or consolidation, or undergoes any separation, reorganization or liquidation, the Committee shall have the power to make arrangements, which shall be binding upon the Employees then participating in the Plan, for (i) the purchase of shares subject to outstanding Participation Elections for the Purchase Period occurring at such time, (ii) for the assumption of the Company's undertakings with respect to the Plan by another corporation, or (iii) for the cancellation of outstanding Participation Elections and options to purchase shares and the payment by the Company of an amount (not less than the amount then credited to Employees' respective Stock Purchase Accounts) determined by the Committee in consideration therefor. In addi-

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tion, in the event of a reclassification, stock split, combination of shares, separation (including a spin-off), dividend on shares of the Common Stock payable in stock, or other similar change in capitalization or in the corporate structure of shares of the Common Stock of the Company, the Committee shall conclusively determine the appropriate adjustment in the purchase price and other terms of purchase for shares subject to outstanding Participation Elections for the Purchase Period occurring at such time in the number and kind of shares or other securities which may be purchased for such Purchase Period and in the aggregate number of shares which may be purchased under the Plan. Any such adjustment in the shares or other securities subject to the outstanding options granted to such Employees (including any adjustment in the option price) shall be made in such manner as not to constitute a modification as defined by
Section 424(h)(3) of the Code and only to the extent permitted by Sections 423 and 424 of the Code.

13.     No Assignment of Plan Rights or of Purchased Stock

        An Employee must promptly advise the Company if a disposition shall be made of any shares of Common Stock purchased by him under the Plan if such disposition shall have occurred within two years of the commencement of the Purchase Period in which he purchased such shares.

        A participating Employee's privilege to purchase Common Stock under the Plan can be exercised only by him; and he cannot purchase Common Stock for someone else, although he may designate (in accordance with the provisions of Section 5) that stock certificates for Common Stock purchased by him be issued in the joint names of himself and a member of his family.

        An Employee participating in the Plan may not sell, transfer, pledge or assign to any other person any interest, privilege or right under the Plan or in any amounts credited to his Stock Purchase Account; and if this provision shall be violated, his election to purchase Common Stock shall terminate, and the only right remaining thereunder will be to have paid to the person entitled thereto the amount then credited to the Employee's Stock Purchase Account.

14.     Suspension of Deductions

        A participating Employee's payroll deductions under the Plan shall be suspended if on account of a leave of absence, layoff or other reason a participating Employee does not have sufficient Compensation in any payroll period to permit his payroll deductions authorized under the Plan to be made in full. The suspension will last until the participating Employee again has sufficient Compensation to permit such payroll deductions to be made in full; but if the suspension shall not have been removed by the Exercise Date for the Purchase Period in which it began, the participating Employee will be considered to have withdrawn from the Plan as provided for in Section 15.

15.     Withdrawal from, and Reparticipation in, the Plan

         During any Purchase Period a participating Employee may withdraw from the Plan at any time prior to the Exercise Date for the Purchase Period; and, subject to, and in accordance with, the provisions of Sections 5 and 8, he may again participate in the Plan at the beginning of any Purchase Period subsequent to the Purchase Period in which he withdrew. Withdrawal of a participating Employee shall be effected by written notification prior to such Exercise Date to the Company on a form which the Company shall provide for this purpose ("Notice of Withdrawal"). In the event a participating Employee shall withdraw from the Plan, all amounts then credited to his Stock Purchase Account shall be returned to him as soon as practicable after his Notice of Withdrawal shall have been received.

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        If an Employee's payroll deductions shall be interrupted by any legal process, a Notice of Withdrawal will be considered as having been received from him on the day the interruption shall occur.

16.     Termination of Participation

        A participating Employee's right to continue participation in the Plan will terminate upon the earliest to occur of (i) the Company's termination of the Plan, (ii) his transfer to ineligible employment status, or (iii) his retirement, disability, death or other termination of employment with the Company and its subsidiaries. Upon the termination of an Employee's right to continue participation in the Plan on account of the occurrence of any of the foregoing events, all amounts then credited to his Stock Purchase Account not already used for the purchase of Common Stock will be repaid as soon as practicable. Such repayment shall be made to the participating Employee unless the termination of participation occurred by reason of such Employee's death, in which event such repayment shall be made to such Employee's beneficiary. For this purpose, an Employee's beneficiary shall be the person, persons or entity designated by the Employee on a form prescribed by and delivered to the Committee or, in the absence of an effective beneficiary designation, the Employee's estate; provided, however, that the determination of the Employee's beneficiary hereunder shall be subject to any applicable community property or other laws.

17.     Apportionment of Stock

        If at any time shares of Common Stock authorized for the purposes of the Plan shall not be available in sufficient number to meet the purchase requirements under all outstanding Participation Elections, the Committee shall apportion the remaining available shares among participating Employees on a pro rata basis. In no case shall any apportionment of shares be made with respect to a participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan). The Committee shall give notice of any such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

18.     Government Regulations

        The Plan and the obligation of the Company to issue, sell and deliver Common Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

19.     Amendment or Termination

        The Board of Directors of the Company may at any time amend, suspend or terminate the Plan; provided, however, that no amendment (other than an amendment authorized by Section 12) may be made increasing the aggregate number of shares of Common Stock which may be issued pursuant to the Plan, reducing the minimum purchase price at maximum period during which shares may be purchased hereunder or changing the class of employees eligible to participate hereunder, without the approval of the holders of a majority of the outstanding voting shares of the Company.

20.     Effective Date

        The Plan shall become effective on the later of (i) the IPO Date (as hereinafter defined) or (ii) the date of its adoption by the Board of Directors of the Company, subject to approval of the Plan by the holders of a majority of the outstanding voting shares of the Company within 12 months after the date of the Plan's adoption by said Board of Directors. In the event of the failure to obtain such shareholder approval, the Plan shall be null and void and the shares of Common Stock may be issued under the Plan until such shareholder approval has been

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obtained. For purposes of this Section 20, the "IPO Date" shall mean the date on which shares of Common Stock of the Company are first sold to the public.

21.     Termination

        Subject to earlier discontinuance in accordance with Section 19, the Plan shall terminate on June 10, 2010. Any unexpired Purchase Period that commenced prior to such termination date shall forthwith expire on such termination date, which shall be deemed the Exercise Date for such Purchase Period.

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